EXHIBIT 99.1
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LaSalle Hotel Properties
4800 Montgomery Lane, Suite M25
Bethesda, MD 20814
Ph.  (301) 941-1500
Fax (301) 941-1553
www.lasallehotels.com


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FOR IMMEDIATE RELEASE


Contact: Raymond Martz, Vice President of Finance & Investor Relations --Bethesda +301/941-1516


                   LASALLE HOTEL PROPERTIES PROVIDES
           ANTICIPATED EARNINGS FOR 2003 & OUTLOOK FOR 2004

                    Company to Release 2003 Results
              After The Market Close on February 18, 2004


     BETHESDA, MD, FEBRUARY 10, 2004 -- LaSalle Hotel Properties (NYSE:
LHO) today announced it will report financial results for the fourth quarter and full year 2003 after the market close on Wednesday, February 18, 2004. The Company will conduct its quarterly conference call on February 19, 2004 at 10:00 a.m. ET.

     When reporting results on February 18, the Company expects to report the following:

     . Net income/(loss) per diluted share of approximately $1.37 for the year ending December 31, 2003 and ($0.05) for the fourth quarter ending December 31, 2003;

     . Funds from Operations ("FFO") per diluted share/unit of approximately $1.28 for the year ending December 31, 2003 and $0.33 for the fourth quarter ending December 31, 2003;

     . Earnings before interest, taxes, depreciation and amortization ("EBITDA") of approximately $87.3 million for the year ending December 31, 2003 and $12.2 million for the fourth quarter ending December 31, 2003; and

     . Room revenue per available room ("RevPAR") increase/(decrease) of approximately (0.6%) for the year ending December 31, 2003 and 5.3% for the fourth quarter ending December 31, 2003.

     Net Income and EBITDA for the year ending December 31, 2003 include the $36.7 million net gain on the sale of the New Orleans and Key West properties and the $2.5 million impairment charge related to the Key West property. FFO is based on THE WHITE PAPER definition approved by NAREIT, which excludes the net gain on sale of the New Orleans and Key West properties, but includes the $2.5 million impairment charge related to the Key West property that was sold in the third quarter.

     To participate in the conference call, please follow the steps listed below:

     1. Reserve a line for the conference call with Susan Wojciechowski by Wednesday, February 18, at 301-941-1504;



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     2.    On February 19, 2004, dial (888) 857-6929 approximately ten minutes before the call begins (9:50 a.m. ET);

     3. Tell the operator that you are calling for LaSalle Hotel Properties' Fourth Quarter 2003 Earnings Conference Call;

     4. State your full name and company affiliation and you will be connected to the call.

A live webcast of the Earnings Call will also be available through the Company's website. To access, log on to www.lasallehotels.com at least 15
minutes prior to the call.   A replay of the conference call will be
archived and available online through the Investor Relations section of www.lasallehotels.com.


2004 OUTLOOK
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     Based on a continually improving economy and travel trends, combined with recently announced hotel acquisitions, brand conversions and anticipated property sales, the Company's outlook for 2004 is currently as follows:

Net Income / (Loss)   ($0.6 million) - $1.9 million or ($0.02) - $0.08
                      income per diluted share;

FFO                   $38.2 million - $40.7 million or $1.52 - $1.62
                      per diluted share/unit; and,

EBITDA $64.0 million - $66.5 million or $2.55 - $2.65 per diluted share/unit.


Overall assumptions for this 2004 outlook are:

     -     Portfolio RevPAR growth of 4.0 percent - 5.0 percent over 2003;

     -     Property level EBITDA margins of 23.0 - 23.5 percent;

     -     The acquisition of the Indianapolis Marriott Downtown on
           February 10, 2004;

     -     The sale of the Omaha Marriott during the second quarter;

     - One-time expenses of approximately $0.7 million for brand conversion and transition expenses related to the conversion of the Bloomington convention hotel to a Sheraton;

     - Corporate general and administrative expenses of approximately $8.2 million;

     - Total capital expenditures of approximately $45.0 million, which includes $20.0 million at The Lansdowne Resort (golf course, clubhouse, guestroom refurbishment and other resort repositioning enhancements), $6.5 million at The Westin Dallas City Center Hotel (brand conversion improvements, guestroom and bathroom refurbishment, and public area enhancements) and $5.5 million at The Sheraton Bloomington (brand conversion improvements, guestroom and lobby refurbishments);

     - Average weighted outstanding debt of approximately $325 million; and,

     -     Average weighted diluted shares/units of 25.1 million.



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     On a quarterly basis, the Company anticipates FFO and corporate
EBITDA per diluted share/unit as follows:

     QUARTER                FFO                    EBITDA
     -------                ---                    ------

     First Quarter          $0.07 - $0.09          $0.24 - $0.26

     Second Quarter         $0.50 - $0.52          $0.84 - $0.86

     Third Quarter          $0.60 - $0.63          $0.90 - $0.93

     Fourth Quarter         $0.35 - $0.38          $0.57 - $0.60

     LaSalle Hotel Properties is a leading multi-tenant, multi-operator real estate investment trust, which owns interests in 18 upscale and luxury full-service hotels, totaling approximately 6,200 guest rooms in 13 markets in 11 states and the District of Columbia. LaSalle Hotel Properties focuses on investing in upscale and luxury full-service hotels located in urban, resort and convention markets. The Company seeks to grow through strategic relationships with premier internationally recognized hotel operating companies including Marriott International, Inc., Westin Hotels & Resorts, Sheraton Hotels & Resorts, Crestline Hotels and Resorts, Inc., Outrigger Lodging Services, Noble House Hotels & Resorts, Hyatt Hotels Corporation, Benchmark Hospitality, White Lodging Services Corporation, and Kimpton Hotel & Restaurant Group, LLC.


The Company considers funds from operations ("FFO") and earnings before interest, taxes, depreciation and amortization ("EBITDA") to be key measures of the Company's performance and should be considered along with, but not as an alternative to, net income and cash flow as a measure of the Company's operating performance and liquidity. The Company believes that FFO and EBITDA are helpful to investors as a measure of the performance of an equity REIT because, along with cash flow from operating activities, financing activities and investing activities, they provide investors with an indication of the ability of an equity REIT to incur and service debt, to make capital expenditures and to fund other cash needs.

Certain matters discussed in this press release may be deemed to be forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although LaSalle Hotel Properties believes the expectations reflected in such forward looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Certain factors that could cause actual results to differ materially from the Company's expectations are listed in the Company's Form 10-K for the year ended December 31, 2002 and subsequent SEC reports and filings. LaSalle Hotel Properties assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.



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ADDITIONAL CONTACTS:
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Hans Weger, Chief Financial Officer, LaSalle Hotel Properties
     - 301/941-1516


  For additional information or to receive press releases via e-mail, please visit our website at www.lasallehotels.com